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Exhibit 99.1

 Colt Defense LLC Launches Restructuring Transaction

        WEST HARTFORD, Conn.—On April 14, 2015, Colt Defense LLC ("Colt" or the "Company") and Colt Finance Corp. ("Colt Finance" and together with Colt, the "Issuers") announced that they have commenced an exchange offer (the "Exchange Offer") for their 8.75% Senior Notes due 2017 (the "Old Notes") and related guarantees.

        The Exchange Offer is part of Colt's strategy to restructure its balance sheet, which began with the refinancing of Colt's $70.0 million senior secured term loan in November 2014 and $33.0 million senior secured term loan facility in February 2015. The Exchange Offer and the issuance of the New Notes are designed to reduce the overall amount of Colt's debt, reduce total cash interest payments, extend the maturity for the debt exchanged, and place Colt in a better position to attract new financing in the years to come. The Company believes the Exchange Offer will also improve its performance and customer relations by addressing the key issues relating to Colt's viability as a going concern.

        The Exchange Offer will offer Colt's and Colt Finance Corp.'s 10.0% Junior Priority Senior Secured Notes due 2023 (the "New Notes") and related guarantees for any and all outstanding Old Notes. The New Notes will mature on November 15, 2023. Unlike the Old Notes, which are unsecured obligations of Colt and its subsidiary guarantors, the New Notes will be secured by certain junior liens on substantially all of the Issuers' assets. Interest on the New Notes will accrue from the issue date of the New Notes at the rate of 10.00% per annum in cash.

        The closing of the Exchange Offer is conditioned upon, among other things, the valid tender of no less than 98% of the aggregate principal amount of Old Notes (the "Minimum Tender Condition"). In the event that the conditions to the Exchange Offer are not satisfied and such conditions are not waived by Colt, Colt would need to determine whether it would be more advantageous to file petitions under Chapter 11 of the Bankruptcy Code to consummate a prepackaged plan of reorganization (the "Prepackaged Plan"). Therefore, Colt and its subsidiaries are simultaneously soliciting holders of the Old Notes to approve the Prepackaged Plan as an alternative to the Exchange Offer. If the restructuring is accomplished through the Prepackaged Plan, 100% of the Old Notes, plus accrued and unpaid interest, will be cancelled and holders of the Old Notes will receive their pro rata share of the New Notes. Colt, however, has not made any affirmative decision to proceed with any bankruptcy filing at this time.

The Exchange Offer

        Pursuant to the Exchange Offer, holders of Old Notes who validly tender their Old Notes on or prior to midnight, New York City time, on May 11, 2015, unless extended by the Issuers (such time and date, as the same may be extended, the "Consent Expiration Time"), and whose Old Notes are accepted by the Issuers in the Exchange Offer, will receive New Notes in the amount set forth in the table below, which includes the Consent Payment (as defined below), under the column "Total Consideration." Holders who validly tender their Old Notes after the Consent Expiration Time but on or prior to midnight, New York City time, on May 11, 2015 unless such date is extended by the Issuers (such time and date, as the same may be extended, the "Expiration Date"), and whose Old Notes are accepted by the Issuers in the Exchange Offer, will receive the New Notes in the amount set forth in the table below under the column "Exchange Consideration," but will not be eligible to receive the Consent Payment.

CUSIP	Outstanding Principal Amount (in millions)	Title of Old Notes to be Tendered	Title of New Notes to be Issued	Exchange Consideration(1)	Consent Payment(2)	Total Consideration(1)
19686TAA5 19686TAC1	$250.0	Colt's 8.75% Senior Notes due 2017	Colt's 10.0% Junior Priority Senior Secured Notes due 2023	$300 in New Notes	$50 in New Notes	$350 in New Notes

(1)
Per $1,000 principal amount of Old Notes and excluding accrued and unpaid interest. Holders of Old Notes validly tendered (and not validly withdrawn) and accepted by Colt in the Exchange Offer will be entitled to receive accrued and unpaid interest, if any, on their exchanged Old Notes up to, but not including, the settlement date in the form of New Notes in the following amounts: per $1,000 of accrued and unpaid interest on their accepted Old Notes, holders will receive $300 in principal amount of New Notes and the total principal amount of such New Notes will be rounded down to the nearest $1,000 principal amount of such New Notes. Such amount will be in addition to the Exchange Consideration or Total Consideration that such holder would receive in the Exchange Offer and the Consent Solicitation, as applicable.

(2)
Each holder who validly tenders and does not validly withdraw Old Notes, and thereby delivers consent to the Proposed Amendments and votes to accept the Prepackaged Plan, on or prior to the Consent Expiration Time, will be entitled, subject to the satisfaction or waiver of the conditions to the consummation of the Exchange Offer and the Consent Solicitation, to a Consent Payment of $50 in principal amount of New Notes per $1,000 principal amount of Old Notes and integral multiples thereof validly tendered and not validly withdrawn by such holder (the "Consent Payment"). In order to determine the Consent Payment, the principal amount of the Old Notes tendered will be rounded down to the nearest $1,000.

        In connection with the Exchange Offer, the Issuers are soliciting (the "Consent Solicitation") the consents (the "Consents") of the holders of outstanding Old Notes to amend the indenture governing the Old Notes to eliminate or waive substantially all of the restrictive covenants, eliminate certain events of default, modify covenants regarding mergers and consolidations, and modify or eliminate certain other provisions (the "Proposed Amendments"). Holders who tender their Old Notes pursuant to the Exchange Offer are obligated to, and are deemed to, consent to the Proposed Amendments with respect to the entire principal amount of the Old Notes tendered by such holders.

        Throughout the Exchange Offer period, Colt will conduct its business and operations as usual with no impact on trade vendors, employees, customers and any related contractual agreements or obligations.

The Prepackaged Plan of Reorganization

        Consummation of the Prepackaged Plan through an in-court restructuring would have principally the same effect as if 100% of the holders of Old Notes had tendered their Old Notes in the Exchange Offer, except the Consent Payment will only be payable upon successful completion of the Exchange Offer. To obtain requisite acceptance of the Prepackaged Plan by virtue of the Bankruptcy Code's plan confirmation requirements, holders of the Old Notes representing at least two-thirds in amount and more than one half in number of those who actually vote must accept the plan.

        In the event Colt decides to proceed with a prepackaged bankruptcy filing, it will continue to conduct its business and operations in the ordinary course. Moreover, trade creditors, vendors, and customers will be unaffected by the Prepackaged Plan and will continue to be paid in the ordinary course of business; union related agreements will also be unaffected and employees will be paid all wages, salaries and benefits on a timely basis.

Participating in the Exchange Offer and Voting on the Prepackaged Plan

        The Exchange Offer and the Consent Solicitation will expire at the Expiration Date, unless extended. Tenders of Old Notes may be withdrawn and the Consents may be revoked on or prior to midnight, New York City time, on May 11, 2015, but not thereafter, unless such deadline is extended by the Issuers. As noted above, the Consent Payment will only be payable to holders of Old Notes who validly tendered their Old Notes on or prior to the Consent Expiration Time. Votes to accept or reject the Prepackaged Plan must be received on or prior to midnight, New York City time, on May 11, 2015 unless the solicitation period is extended by the Issuers (such time and date, as the same may be extended, the "Voting Deadline"). Holders who vote to accept or reject the Prepackaged Plan but do not participate in the Exchange Offer may modify their votes on or prior to the Voting Deadline.

        Holders may vote to accept the Prepackaged Plan without tendering their Old Notes in the Exchange Offer and delivering their Consents. However, Holders tendering their Old Notes in the Exchange Offer must vote to accept the Prepackaged Plan or else the tender of such Old Notes will be deemed not valid. Holders who tender their Old Notes in the Exchange Offer will also be deemed to have delivered Consents to the Proposed Amendments

The New Notes

        The New Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or state securities laws. The New Notes may only be transferred or resold in transactions, registered, or exempt from registration, under the Securities Act and applicable state securities laws. New Notes issued in the Exchange Offer will have the same status as the corresponding tendered Old Notes. If tendered Old Notes are freely tradeable and not subject to restriction on transfer upon the consummation of the Exchange Offer, the holder of such Old Notes will receive New Notes that are also freely tradeable securities and not subject to restriction on transfer. If such Old Notes are considered a "restricted" security under the securities laws, the holder of such Old Notes will receive New Notes that will also be considered a "restricted" security.

Additional Information

        The Exchange Offer and the solicitation of the Prepackaged Plan are made only by, and pursuant to, the terms set forth in the Offer to Exchange, Consent Solicitation Statement, and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization (the "Offer to Exchange and Disclosure Statement"), and the information in this press release is qualified by reference to the Offer to Exchange and Disclosure Statement and, as applicable, the accompanying consent and letter of transmittal, ballots and any supplements thereto (collectively, the "Restructuring Documents").

        KCC is acting as the Information Agent and the Exchange Agent for the Exchange Offer and the Consent Solicitation and as the Voting Agent for the solicitation of the Prepackaged Plan. Requests for any of the Restructuring Documents or questions regarding the Exchange Offer, the Consent Solicitation or the solicitation of the Prepackaged Plan may be directed to KCC at 888-251-3076 (toll-free North America) or 917-281-4800 (bankers and brokers).

        This press release shall not constitute a solicitation of consents, an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. No recommendation is made as to whether holders of the securities should tender their securities or give their consent.

Forward Looking Statements

        This press release contains "forward-looking statements." These statements about our expectations, beliefs, plans, objectives, assumptions or future events or our future financial performance and/or operating performance are not statements of historical fact and reflect only our current expectations regarding these matters. These statements are often, but not always, made through the use of words such as "may," "will," "expect," "anticipate," "believe," "intend," "predict," "potential," "estimate," "plan" or variations of these words or similar expressions. Our actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including our ability to continue as a going concern; our dependence on sales to the U.S. government and the Canadian government; changes to U.S. government and Canadian government spending priorities; our continued eligibility to contract with the U.S. government and the Canadian government; the selection by the U.S. military of other arms manufacturers to manufacture the M4 carbine or any successor weapons; our inability to compete successfully for contracts that are the subject of competitive solicitations; the loss of any of our top international customers; the potential for a strike, other work stoppages or labor unrest at our manufacturing facilities; our ability to comply with complex procurement laws and regulations; our ability to adapt to technological change; our ability to compete in the industries in which we operate; the potential for our backlog to be reduced or cancelled; the availability and timely delivery of materials to us by our suppliers; our ability to manage costs under our fixed-price contracts effectively; our ability to attract and retain qualified personnel; the ability to protect our intellectual property rights; fluctuations in workers' compensation and health care costs for our employees; our ability to comply with environmental, health and safety laws and regulations; our ability to maintain and upgrade our manufacturing capabilities to stay competitive; our ability to comply with covenants under our revolving credit facility; and the potential for a fire or other significant casualty to occur at either of our manufacturing facilities. Forward-looking statements in this press release speak only as of the date on which they are made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Keith Maib
Chief Restructuring Officer
(860) 244-1323
kmaib@colt.com

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Colt Defense LLC Launches Restructuring Transaction